SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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UNION ACCEPTANCE CORPORATION
(Name Of Registrant As Specified In Its Charter)

UNION ACCEPTANCE CORPORATION
(Name of Person(s) Filing Proxy Statement)

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250 North Shadeland Avenue
Indianapolis, Indiana 46219
(317) 231-6400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 14, 2002

    Notice is hereby given that the Annual Meeting of Shareholders of Union Acceptance Corporation (the “Company”) will be held at 250 North Shadeland Avenue, Indianapolis, Indiana, on Tuesday, May 14, 2002, at 10:00 A.M., Eastern Standard Time.

    The Annual Meeting will be held for the following purposes:

  Election of Directors. Election of three directors to serve a three-year term until the Annual Meeting in 2005, and the election of a recently appointed director to serve until the Annual Meeting in 2003.
  Ratification of Auditors. Ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the year ending December 31, 2002.
  Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 15, 2002, are entitled to vote at the meeting or any adjournment thereof. Your vote is important regardless of the number of shares you hold. Please return your proxy promptly or vote via the telephone or the Internet as described below.

    We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose or vote your shares by telephone or by using the Internet. If you vote by telephone or the Internet following the instructions included with the proxy card, you do not need to return your proxy card.

    A copy of our Annual Report for the six months ended December 31, 2001, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors,

/s/ Michael G. Stout
Michael G. Stout,
Chairman and Chief Executive Officer
Indianapolis, Indiana
April 22, 2002

                 IT IS IMPORTANT THAT THE PROXIES BE EXECUTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.

250 North Shadeland Avenue
Indianapolis, Indiana 46219
(317) 231-6400

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS
May 14, 2002

        This Proxy Statement is being furnished to the holders of Common Stock, without par value (the “Common Stock”), of Union Acceptance Corporation (the “Company”), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 A.M., Eastern Standard Time, on May 14, 2002, at the Company’s headquarters located at 250 North Shadeland Avenue, Indianapolis, Indiana, and at any adjournment of such meeting. This Proxy Statement is expected to be mailed to shareholders on or about April 22, 2002.

        The proxy solicited hereby, if properly executed and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

        Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company (250 North Shadeland Avenue, Indianapolis, Indiana 46219) written notice thereof, (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        Only shareholders of record at the close of business on March 15, 2002 (the “Voting Record Date”), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 30,926,606 shares of Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters to be presented at the Annual Meeting.

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the Voting Record Date, by each person who is known by the Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, based on information furnished by such owners, the named beneficial owners have sole voting and dispositive power with respect to the shares reported, subject to community property laws where applicable.

	Number of Shares of
	Common Stock	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Common Stock

Richard D. Waterfield (1)(2)(3)(4)	10,244,507	33.13%
Waterfield Mortgage Company, Incorporated
7500 W. Jefferson Boulevard
Fort Wayne, IN 46804

Franklin Mutual Advisors, LLC (5)	4,829,694	15.62%
51 John F. Kennedy Parkway
Short Hills, NJ 07078

John M. Eggemeyer, III (1)(6)	4,630,964	14.97%
6051 El Tordo
Rancho Santa Fe, CA 92067

William J. Ruh (7)	4,538,358	14.67%
6051 El Tordo
Rancho Santa Fe, CA 92067

SuNOVA Capital (5)	1,864,176	6.03%
780 Third Avenue, 30th Floor
New York, NY 10017

Rhinehart Family Partnership, L.P. (8)	1,748,097	5.65%
11409 Creekwood Drive
Fort Wayne, IN 46814

(1)	Includes 14,299 and 4,406 shares of restricted Common Stock issued to Mr. Waterfield and Mr. Eggemeyer, respectively, as non-employee directors pursuant to the Incentive Stock Plans.
(2)	Includes 9,931,208 shares of Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust"), of which 433,821 shares of Common Stock are owned beneficially by a limited liability company of which Mr. Waterfield is a member. Also includes 3,421,023 additional shares of Common Stock held by Mr. Waterfield as trustee of the Voting Trust, of which shares are owned beneficially by Elizabeth W. Chapman, Frances W. (LeMay) Swanson, Rhinehart Family Partnership, L.P., Jerry D. Von Deylen, Donald A. Sherman, and certain family members of Mr. Waterfield and the foregoing persons. The term of the Voting Trust expires in August 2005.
(3)	Includes 7,800 shares of Common Stock held in a limited liability company of which Mr. Waterfield is a member.
(4)	Includes 2,567, 2,567 and 148,066 shares of Common Stock controlled by Frances W. (LeMay) Swanson, Elizabeth W. Chapman and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.
(5)	Based solely on the shareholder's report on Form 13D, Form 13F or Form 13G.
(6)	Includes 4,501,558 shares of Common Stock held of record by various entities in which Mr. Eggemeyer is a partner or officer, with an additional 129,406 shares of Common Stock owned directly by Mr. Eggemeyer.
(7)	Per Form 13D provided to the Company, 4,501,558 shares of Common Stock held of record by various entities in which Mr. Ruh is a partner or officer, with an additional 36,800 shares of Common Stock owned directly by Mr. Ruh.
(8)	Held of record by the Voting Trust described above in note 2.

PROPOSAL I - ELECTION OF DIRECTORS

        In September 2001, the Company’s Board of Directors adopted certain amendments to the Company’s Articles of Incorporation, which were approved by shareholders at the Annual Meeting held in November 2001, including an amendment to divide the Board of Directors into three classes, with each class to be as nearly equal in number of directors as possible, each of whom would serve for three years, with one class being elected each year.

        The Board of Directors currently has nine (9) members, and their terms of office (excluding Mr. Ervin) expire as follows: Messrs. Heagy, McKnight and Sherman, Class I, May 2002; Messrs. Davis and West, Class II, May 2003; Messrs. Eggemeyer, Stout and Waterfield, Class III, May 2004. Mr. Ervin was appointed to the Board of Directors in January 2002 and is nominated for election at the 2002 Annual Meeting of Shareholders. If elected by the shareholders, Mr. Ervin will be assigned to Class II to serve a term expiring in May 2003. Messrs. Heagy, McKnight, and Sherman have been nominated for election to serve an additional three-year term expiring in 2005.

        Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed above, each of whom has consented to be named and has indicated his intent to serve if elected. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed above may not be able to serve as directors if elected.

        The table set forth below reflects certain information regarding each of the nominees for election as a director as well as the other directors, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. The table also sets forth the number of shares of Common Stock beneficially owned by executive officers of the Company and by all directors and certain executive officers of the Company as a group.

	Director of	Number of Shares
	the Company	of Common Stock	Percentage of
Name of Beneficial Owner	Since	Beneficially Owned	Common Stock (1)

Directors:
John M. Davis (2)	1994	40,471	0.13%
John M. Eggemeyer, III (2)(3)	2000	4,630,964	14.97%
Lee Ervin (4)	2002	50,000	0.16%
Thomas C. Heagy (2)	2001	2,110	0.01%
William E. McKnight (2)	2001	2,110	0.01%
Donald A. Sherman (2)	1994	272,406	0.88%
Michael G. Stout (2)(4)	2000	1,019,907	3.30%
Richard D. Waterfield (2)(5)(6)(7)	1994	10,244,507	33.13%
Thomas M. West (2)	1994	72,899	0.24%

Other Executive Officers:
David S. Nash (4)		81,908	0.26%
Executive Vice President & Chief Credit Officer

Rick A. Brown (4)		58,291	0.19%
Executive Vice President, Chief Financial Officer &
Treasurer

Timothy I. Shaw (4)		51,650	0.17%
Executive Vice President & Chief Information Officer

Robert C. Hardman, Jr. (4)		5,000	0.02%
Senior Vice President of Servicing

Douglas E. Starkey (4)		5,000	0.02%
Senior Vice President & General Counsel

John M. Stainbrook (8)		72,037	0.23%
Former President & Chief Executive Officer

All directors and executive officers as a group		16,559,260	53.54%
(15 persons)

(1)	Based upon 30,926,606 shares of Common Stock outstanding and options exercisable by above officers and directors within 60 days.
(2)	Includes 14,299, 4,406, 2,110, 2,110, 12,406, 3,967, 14,299 and 14,299 shares of restricted Common Stock issued to Messrs. Davis, Eggemeyer, Heagy, McKnight, Sherman, Stout, Waterfield and West, respectively, as non-employee directors pursuant to the Incentive Stock Plans.
(3)	Includes 4,501,558 shares of Common Stock held of record by various entities in which Mr. Eggemeyer is a partner or officer, with an additional 129,406 shares of Common Stock owned directly by Mr. Eggemeyer.
(4)	Includes options for 300,000, 50,000, 40,539, 41,091, 43,650, 5,000 and 5,000 shares of Common Stock granted to Mr. Stout, Mr. Ervin, Mr. Nash, Mr. Brown, Mr. Shaw, Mr. Hardman and Mr. Starkey, respectively, under the Incentive Stock Plans which are currently exercisable in accordance with their terms. Does not include shares of Common Stock reserved for issuance upon exercise of other options granted to such individuals which are not exercisable within 60 days.
(5)	Includes 9,931,208 shares of Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust"), of which 433,821 shares of Common Stock are owned beneficially by a limited liability company of which Mr. Waterfield is a member. Also includes 3,421,023 shares of Common Stock held by Mr. Waterfield as trustee of the Voting Trust, of which shares are owned beneficially by Elizabeth W. Chapman, Frances W. (LeMay) Swanson, Rhinehart Family Partnership, L.P., Jerry D. Von Deylen, Donald A. Sherman, and certain family members of Mr. Waterfield and the foregoing persons. The term of the Voting Trust expires in August 2005.
(6)	Includes 7,800 shares of Common Stock held in a limited liability company of which Mr. Waterfield is a member.
(7)	Includes 2,567, 2,567 and 148,066 shares of Common Stock controlled by Frances W. (LeMay) Swanson, Elizabeth W. Chapman and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.
(8)	Mr. Stainbrook served as President and Chief Executive Officer of the Company until October 2001.

NOMINEES:

        Mr. Ervin (age 54) was employed as Chief Operating Officer of the Company in September 2001 and was promoted to President and named a director in January 2002. Mr. Ervin joined the Company from Fairbanks Capital Corporation, a servicer and purchaser of residential mortgage loans, where he served as Chief Operating Officer and Executive Vice President – Servicing Operations from 1998 to September 2001. Mr. Ervin was responsible for overall management of servicing and loss mitigation operations. From 1995 to 1998, Mr. Ervin served as Senior Vice President of Collections, Loss Mitigation & MIS at Calmco, Inc., a financial services company and wholly owned subsidiary of Donaldson, Lufkin & Jenrette (now Credit Suisse First Boston).

        Mr. Heagy (age 57) was appointed to the Company's Board of Directors in September 2001. Mr. Heagy has been employed at ABN AMRO North America, Inc., a bank holding company, since 1996 where he serves as Vice Chairman and oversees the finance and asset liability functions. He also serves as Vice Chairman of LaSalle Bank N.A. and director of ABN AMRO North America, Inc., members of the ABN AMRO Group.

        Mr. McKnight (age 58) was appointed to the Company's Board of Directors in September 2001. Mr. McKnight is President and a manager of Coastal Credit, L.L.C., a non-prime automobile finance company which he established in 1987. Previously, Mr. McKnight was the Vice President and General Manager of family- owned automobile dealerships.

        Mr. Sherman (age 51) has served on the Company’s Board of Directors since its formation. He has served as Executive Vice President of Union Federal Bank of Indianapolis (“Union Federal”) (formerly Union Federal Savings Bank of Indianapolis) since July 1990, has served on its Board of Directors since September 1984 and was appointed Vice Chairman in 1999. Mr. Sherman is President, CEO and Chairman of Waterfield Mortgage Company, Incorporated (“WMC”), a mortgage banking company and parent of Union Federal. He also holds positions with various other affiliates of Union Federal and WMC.

CONTINUING DIRECTORS:

        Mr. Davis (age 50) has served as Vice President, General Counsel and Secretary of IWC Resources Corporation (“IWC”) and its subsidiary, the Indianapolis Water Company, since July 1993. He also serves as a director of Waterway Holdings, Inc., another subsidiary of IWC, and the Indiana Railroad Company, a subsidiary of CSX Transportation Company. He was previously a tax partner at KPMG Peat Marwick LLP (now KPMG LLP), Indianapolis, from June 1974 to June 1993. Mr. Davis has been a director of the Company since June 1994.

        Mr. Eggemeyer (age 56) has served on the Company's Board of Directors since October 2000. He has over thirty years of banking and investment banking experience having served as a senior executive of organizations such as First Chicago, Norwest, Chase, U.S. Bancorp and Drexel Burnham. Mr. Eggemeyer currently serves as President and Chief Executive Officer of Belle Plaine Partners, Inc., Castle Creek Capital LLC and Castle Creek Financial LLC, which he co-founded in 1995. Mr. Eggemeyer also serves as a director of TCF Financial Corporation, is a manager of Regions First Financial, LLC, and is Chairman of the Board and a director of First Community Bancorp.

        Mr. Stout (age 45) was named to the Company’s Board of Directors in April 2000, and he was appointed Chairman in February 2001. He was appointed President and Chief Executive Officer in October 2001 and relinquished the role of President upon Mr. Ervin being named President in January 2002. Since 1997, he has served as a director of Coastal Credit, L.L.C., a company involved in the auto finance industry. In addition, Mr. Stout serves as a manager of Regions First Financial, LLC and a board member of Sycamore Creek, LLC. He was previously a Managing Director at Donaldson, Lufkin and Jenrette (now Credit Suisse First Boston).

        Mr. Waterfield (age 57) served as Chairman of Union Federal from September 1984 to May 1999. Mr. Waterfield also served as Chairman of WMC from 1980 to May 1999. Mr. Waterfield now serves as Vice Chairman of WMC, is a director of Union Federal, and also holds positions with various affiliates of those entities. He has been a director of the Company since its formation.

        Mr. West (age 61) was named to the Company's Board of Directors in June 1994 and has been a member of the board of directors of Union Federal since April 1992. Mr. West served for over thirty years in various management and executive positions with Lincoln National Reinsurance Cos. and its affiliates, most recently serving as President and Chief Executive Officer of Lincoln National Reinsurance Cos. until late 1994. Mr. West serves as President of West Consult Corp., a privately-owned investment and consulting company. In March 1999, Mr. West was appointed Chairman, CEO and President of the General & Cologne Life RE of America, a subsidiary of Berkshire Hathaway, Inc. From September 1997 through March 1999, Mr. West was a director and officer of certain funding and securitization subsidiaries of the Company.

OTHER EXECUTIVE OFFICERS:

        Mr. Brown (age 38) was named Treasurer and Chief Financial Officer of the Company upon its formation and also serves as an Executive Vice President of the Company. In addition, Mr. Brown also serves on the board of directors for each of the Company's subsidiaries. A certified public accountant, Mr. Brown served as Assistant Controller for Union Federal since joining the bank in 1990. From 1988 to 1990, he was a senior auditor for Greenwalt Sponsel & Co., Inc., an accounting firm in Indianapolis, Indiana. Mr. Brown worked for Ernst and Young LLP, formerly Arthur Young & Co., from 1986 to 1988 as both a staff assistant and a senior auditor.

        Mr. Hardman (age 53) was employed as Senior Vice President of Servicing of the Company in January 2002. Mr. Hardman joins the Company from Equi-Credit, a subsidiary of Bank of America, where he served as Vice President of Foreclosure. For the past 29 years, Mr. Hardman has served in various capacities for Equi-Credit, or its predecessors such as Toyota Motor Credit, Chrysler First, NationsCredit, Finance America, and General Acceptance Corporation.

        Mr. Nash (age 39) was named Vice President-Lending Operations of the Company upon its formation and was appointed Chief Credit Officer in 1998 and Executive Vice President in 2002. Mr. Nash joined Union Federal in 1988 as a sales representative. He also served as Assistant Vice President-Dealer Banking and Vice President-Dealer Banking. Between 1986 and 1988, Mr. Nash worked as a field/sales representative for Pat Ryan & Associates, in which capacity he worked with retail automobile dealers to improve sales techniques and profitability, especially in their finance and insurance departments.

        Mr. Shaw (age 37) was named Vice President of Management Information Systems ("MIS") of the Company upon its formation and was appointed Chief Information Officer in 1998. He was appointed Executive Vice President of the Company in 2002. Mr. Shaw joined Union Federal in December 1990 as a Systems Developer. He also served as Assistant Vice President of MIS for Union Federal responsible for company-wide MIS operations. Mr. Shaw was the head of Systems Design for DNA Software Company from 1989 to 1990 and worked for Kimmerling, Myers & Co. from 1986 to 1989, where he was responsible for their MIS division beginning in 1987.

        Mr. Starkey (age 46) was employed as Senior Vice President and General Counsel of the Company in January 2002. Mr. Starkey joins the Company from Resort Condominiums International, LLC ("RCI") where he served as Corporate Counsel from 1994 to 1998 and General Counsel from 1999 through 2001. Prior to his employment at RCI, Mr. Starkey served as General Counsel for Basic American Medical, Inc. from 1984 to 1993. From 1980 to 1984, Mr. Starkey was an associate attorney for Barnes & Thornburg, a law firm in Indianapolis, Indiana.

        The Directors shall be elected upon receipt of a plurality of votes cast at the Annual Meeting of Shareholders, or at any adjournment thereof. Abstentions and broker non-votes will have no effect on the outcome of the voting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL NOMINEES FOR DIRECTOR STATED IN THIS PROXY STATEMENT.

Meetings and Committees of the Board of Directors

        During the six months ended December 31, 2001, the Board of Directors of the Company met five times, including teleconferences, in addition to taking a number of actions by unanimous written consent. No incumbent director of the Company, except Thomas C. Heagy who was appointed to the Board in September 2001, attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served during the six months ended December 31, 2001.

        The Company’s Audit Committee is responsible for overseeing the Company’s financial reporting process, recommending the appointment of the Company’s independent accountants, reviewing quarterly and annual earnings releases, meeting with the independent accountants to outline the scope and review the results of the annual audit, and reviewing with the internal auditor the systems of internal control and audit reports. The current members of the Audit Committee are Messrs. Davis, Eggemeyer and Heagy. Mr. Heagy was appointed to the Audit Committee upon his appointment to the Company’s Board of Directors in September 2001.

        Each of these members is independent, as that term is defined by the rules of the NASD, except Mr. Eggemeyer. Mr. Eggemeyer may not qualify as “independent” under NASD rules because of his controlling relationship with Castle Creek Financial LLC, which served as standby placement agent and financial advisor to the Company in connection with its June 2001 subscription rights offering. In the case of Mr. Eggemeyer, the Board of Directors has determined, in compliance with Nasdaq listing standards, to continue Mr. Eggemeyer’s service on the Audit Committee, because the one-time engagement of his affiliate by the Company does not materially impair his independence, and, in any event, is only deemed to impair his independence temporarily under NASD rules.

        The Audit Committee met four times, including teleconferences, during the six months ended December 31, 2001.

Report of the Audit Committee:

        The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the six months ended December 31, 2001 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the six months ended December 31, 2001, as filed with the Securities and Exchange Commission.

Audit Committee Members
John M. Davis
John M. Eggemeyer, III
Thomas C. Heagy

        The Compensation Committee of the Board of Directors is comprised of Messrs. Davis and Eggemeyer. The Compensation Committee recommends employee compensation, benefits and personnel policies to the Board of Directors and establishes for Board approval salary and cash bonuses for senior officers. The Compensation Committee also administers the Union Acceptance Corporation 1994 Incentive Stock Plan (“1994 Plan”) and the Union Acceptance Corporation 1999 Incentive Stock Plan (“1999 Plan”) and has certain responsibilities for the Company’s bonus plan for senior officers of the Company. During the six months ended December 31, 2001, the Compensation Committee held one meeting by teleconference and took other actions by written consent.

        The Board has established a Nominating Committee, consisting of Messrs. Waterfield, Stout and Eggemeyer. The Committee held one meeting during the six months ended December 31, 2001. The Committee is authorized to identify and recommend nominees for election as director of the Company. Company shareholders desiring to recommend potential nominees for consideration by the Committee may submit recommendations in writing (including information confirming their shareholder status and the identity and background of the potential nominee) to the attention of the Company’s Secretary at its headquarters.

MANAGEMENT REMUNERATION AND RELATED TRANSACTIONS

Report of the Compensation Committee:

The objectives of the Compensation Committee with respect to executive compensation are as follows:

  Provide compensation opportunities generally comparable to those offered by other similarly-situated companies to ensure the Company’s ability to attract and retain talented executives who are essential to the Company’s long-term success;
  Reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and
  Align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company’s shares increases.

        At present, the Company’s executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive opportunities provided in the form of stock options. Annual incentive bonuses are generally tied to the Company’s financial performance during the fiscal year, and stock options have a direct relation to long-term enhancement of shareholder value. In years in which the Company’s performance goals are met or exceeded, executive compensation should tend to be higher than in years in which performance is below expectations.

        Base Salary. The base salary levels of the Company’s executive officers, including Messrs. Stout and Ervin, are intended to be generally comparable to those offered to executives with similar talent and experience in similarly-situated finance companies. In determining base salaries, including Messrs. Stout and Ervin, the Compensation Committee also takes into account individual performance and experience.

        Bonus Plan. Effective July 1, 2001, the Compensation Committee amended the Company’s bonus plan for senior executives so that the bonus pool will be determined by an aggregate formula based on targeted return on equity, but individual bonuses will be determined and paid at the discretion of the Compensation Committee. Because return on equity did not reach the targeted level for the six months ended December 31, 2001, no bonuses were paid under this plan. Certain senior officers will be awarded a guaranteed bonus in connection with their employment arrangement with the Company.

        Mr. Stout serves as the Chairman of the Board and Chief Executive Officer and is receiving base compensation at the rate of $225,000 per year but does not participate in management bonus plans. Mr. Ervin serves as President and Chief Operating Officer and is receiving base compensation at the rate of $250,000 per year but shall not initially participate in management bonus plans until so designated by the Company’s Board of Directors or its Compensation Committee; however, Mr. Ervin is entitled to a minimum bonus of $100,000 following one year of service.

        Stock Options and Restricted Stock. The Union Acceptance Corporation 1994 Incentive Stock Plan (“1994 Plan”) and the Union Acceptance Corporation 1999 Incentive Stock Plan (“1999 Plan”) are the Company’s long-term incentive plans for directors, executive officers and other key employees. The objectives of the 1994 and 1999 Plans are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to enable executive officers and other key employees to develop and maintain a significant long-term ownership position in the Company’s Common Stock. The 1994 and 1999 Plans authorize the Compensation Committee to award directors, executive officers and other key employees incentive and non-qualified stock options and restricted shares of Common Stock.

        A total of 500,000 shares and 900,000 shares of Common Stock have been reserved for issuance under the 1994 Plan and 1999 Plan, respectively, of which options for 943,313 shares of Common Stock were granted to senior officers and other management employees through December 31, 2001 as follows: Mr. Stout, 300,000; Mr. Ervin, 50,000; Mr. Nash, 63,000; Mr. Brown, 59,500; Mr. Shaw, 47,750; and 260 other officers and key employees as a group, 423,063.

        Mr. Stout’s and Mr. Ervin’s stock option grants have been determined in order to create a substantial incentive for both executives to work toward the continued success of the Company and in recognition of the important leadership role each has played and will continue to play in the establishment and development of the Company.

        Each of the non-employee directors of the Company was awarded 937 shares of restricted Common Stock under the 1994 Plan upon consummation of the Company’s initial public offering and a total of 13,362 shares at the Company’s subsequent Annual Meetings. In addition, Mr. Heagy and Mr. McKnight were each awarded 657 shares of restricted Common Stock under the 1994 Plan for their service on the Board of Directors following their appointments in September 2001.

        Employee Stock Purchase Plan. In February 2000, the Company’s Board of Directors approved the Union Acceptance Corporation Employee Stock Purchase Plan (“Stock Purchase Plan”). The Stock Purchase Plan provides a means for employees to purchase shares of Common Stock at market prices current at the time of purchase through regular payroll deductions. As an additional benefit, the Company contributes an amount equal to 10% (subject to change at the discretion of the Company’s directors) of the employee’s payroll deductions. The Stock Purchase Plan was implemented January 1, 2001, and pursuant to the Stock Purchase Plan, four quarterly stock purchases have been made as of the Voting Record Date on behalf of the participants.

        To date, the Compensation Committee has not taken steps to cause the Company’s executive compensation arrangements to accommodate the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility of an executive’s compensation to $1 million annually, because it does not presently anticipate that any executive officer’s remuneration will exceed $1 million per year. Both the 1994 and 1999 Plans have been structured so that option awards should qualify as performance-based compensation excluded from the $1 million limit.

        The Compensation Committee believes that linking executive compensation generally to corporate performance results in better alignment of compensation with corporate goals and the interests of the Company’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are appropriately rewarded. The Committee believes that compensation levels for the six months ended December 31, 2001, for executives, and for Messrs. Stout and Ervin in particular, adequately reflect the Company’s compensation goals and policies.

Compensation Committee Members
John M. Davis
John M. Eggemeyer, III

        Compensation Committee Interlocks and Insider Participation. During the six months ended December 31, 2001, the directors named above were the members of the Compensation Committee of the Board of Directors.

        Mr. Eggemeyer was appointed to the Compensation Committee in October 2000. Mr. Eggemeyer is an executive officer of Castle Creek Financial LLC. Castle Creek Financial LLC performed consulting and financial advisory services and was paid fees of $1 million plus expenses, in connection with the Company’s subscription rights offering which was completed in June 2001.

Remuneration of Named Executive Officers

        The following table sets forth for the six months ended December 31, 2001 and the prior two fiscal years, information with respect to the Company’s Chief Executive Officer and the four most highly compensated individuals serving as an executive officer whose aggregate salary and bonus for the twelve months ended December 31, 2001 would have exceeded $100,000.

Summary Compensation Table

ANNUAL COMPENSATION

						LONG TERM
					OTHER	COMPENSATION	ALL
	FISCAL YEAR				ANNUAL	AWARDS	OTHER
NAME & PRINCIPAL POSITIONS	ENDED		SALARY($)	BONUS($)	COMPENSATION($)(1)	OPTIONS/SARS(#)	COMPENSATION($)(2)

Michael G. Stout	December 31, 2001	(3)	112,500	-	-	-	-
Chairman and Chief Executive Officer	June 30, 2001		70,100	-	-	300,000	-
	June 30, 2000		-	-	-	-	-

Lee Ervin	December 31, 2001	(3)	73,000	-	-	50,000	-
President and Chief Operations Officer	June 30, 2001		-	-	-	-	-
	June 30, 2000		-	-	-	-	-

David S. Nash	December 31, 2001	(3)	112,500	-	-	8,000	1,310
Executive Vice President and	June 30, 2001		214,000	32,000	15,000	42,500	6,680
Chief Credit Officer	June 30, 2000		205,000	87,000	-	7,500	5,800

Rick A. Brown	December 31, 2001	(3)	100,000	-	-	6,000	1,090
Executive Vice President,	June 30, 2001		192,000	32,000	15,000	42,500	6,780
Chief Financial Officer and Treasurer	June 30, 2000		185,000	90,000	-	6,000	5,600

Timothy I. Shaw	December 31, 2001	(3)	87,500	-	-	6,000	1,310
Executive Vice President and	June 30, 2001		167,000	32,000	-	30,000	1,900
Chief Information Officer	June 30, 2000		159,000	84,000	-	3,000	2,100

John M. Stainbrook (4)(5)	December 31, 2001	(3)	156,000	-	-	-	397,000
Former President and	June 30, 2001		350,000	88,000	68,500	72,833	6,780
Chief Executive Officer	June 30, 2000		340,000	252,000	-	9,000	5,800

(1)	Represents the Company's repurchase in March 2001 of stock options granted at $16.00 per share.
(2)	Represents the Company's 25% match of up to 6% of employee deferrals of currently earned income into the Waterfield Plan, the Company's 401(k) profit sharing plan, and any discretionary profit sharing contributions made by Company to the Waterfield Plan.
(3)	Includes compensation for the six months ended December 31, 2001.
(4)	Mr. Stainbrook served as President and Chief Executive Officer of the Company until October 2001.
(5)	Other Compensation represents compensation pursuant to a severance agreement with the Company of which $90,000 was paid as of December 31, 2001, with the remainder to be paid during the year ending December 31, 2002.

Incentive Stock Plans

        The 1994 Plan was approved by Union Federal as the Company’s sole shareholder in June 1994, prior to the Company’s initial public offering, and the 1999 Plan was approved by the Company’s shareholders at the 1999 Annual Meeting of Shareholders. An amendment to the 1999 Plan increasing the shares authorized for issuance thereunder by 300,000 was approved by the Company’s shareholders at the 2000 Annual Meeting of Shareholders, and a similar amendment to the 1999 Plan increasing the number of shares authorized for issuance by another 300,000 shares was approved by the Company’s shareholders at the 2001 Annual Meeting of Shareholders. Options or other grants to be received by executive officers or other employees in the future are within the discretion of the Compensation Committee. Stock options granted under the 1994 and 1999 Plans are exercisable at such times (up to five or ten years from the date of grant, depending on the terms of the option grant) and at such exercise prices (not less than 85% of the fair market value of the Common Stock at date of grant) as the Committee determines and will, except in limited circumstances, terminate if the optionee’s employment terminates prior to exercise. The outstanding options’ maximum term is five or ten years, depending on the terms of the option grant.

        The following table sets forth information related to options granted during the six months ended December 31, 2001, to certain executive officers identified in the summary compensation table above.

OPTION/SAR GRANTS DURING LAST FISCAL YEAR

					Potential Realized
Individual Grants					Value at Assumed
					Annual Rates of
		% of Total			Stock Price Appreciation
		Options Granted	Exercise Price		for Option Term
	Options	To Employees	Per Share	Expiration
Name	Granted	in Fiscal Year	($/Share)	Date	5%	10%

Michael G. Stout	-	-	N/A	N/A	N/A	N/A
Lee Ervin (1)	50,000	71.4%	$5.580	9/25/06	$77,083	$170,331
David S. Nash (2)	8,000	11.4%	$5.580	9/25/06	$12,333	$27,253
Rick A. Brown (3)	6,000	8.6%	$5.580	9/25/06	$9,250	$20,440
Timothy I. Shaw (4)	6,000	8.6%	$6.575	7/12/06	$10,899	$24,085

(1)	Approximately 28% (14,158 options) are non-qualified stock options, and the remaining 35,842 options are incentive stock options. All options are currently exercisable.
(2)	Of these incentive stock options, 7,250 options become exercisable on January 1, 2003 and 750 options become exercisable on January 1, 2004.
(3)	These incentive stock options become exercisable in full on January 1, 2003.
(4)	These incentive stock options are currently exercisable.

        The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by the individuals named above as of December 31, 2001.

OPTION VALUES AS OF DECEMBER 31, 2001

	Number of Shares Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael G. Stout (2)	150,000	150,000	$ -	$ -
Lee Ervin (2)	32,079	17,921	-	-
David S. Nash	25,946	37,054	-	-
Rick A. Brown	26,114	33,386	-	-
Timothy I. Shaw	36,793	8,957	-	-

(1)	Based on market value of the Common Stock of $5.02 per share at December 31, 2001.
(2)	Approximately 88% of Mr. Stout's options and 28% of Mr. Ervin's options are non-qualified stock options.

Defined Contribution Plan

        Eligible employees of the Company, including its executive officers, currently may participate in the Waterfield Group Savings and Investment Plan, a 401(k) profit-sharing plan (“Waterfield Plan”). Under the Waterfield Plan, each participant is entitled to receive a matching contribution from the Company in an amount equal to 25% of the first 6% of the participant’s own pre-tax contribution. In addition to the employer matching amounts, the Company may make discretionary profit-sharing contributions to the Waterfield Plan from time to time.

Compensation of Directors

        The 1994 and 1999 Plans provide that each director of the Company who is not also an executive officer is automatically granted shares of Common Stock with a fair market value of $15,000 following each Annual Meeting of Shareholders. The 1999 Plan also provides for such automatic grants to the extent shares available under the 1994 Plan are exhausted. Shares so granted under the 1994 Plan have a six-month period of restriction during which they may not be transferred. Shares granted under the 1999 Plan are not subject to such restriction.

        In order to accommodate the change in the fiscal year end from June 30 to December 31, each of the non-employee directors consented to reduce their annual stock award by one-half following the November 2001 Annual Meeting. Therefore, each non-employee director received shares of Common Stock with a fair market value of $7,500. In addition, Mr. Heagy and Mr. McKnight were each awarded 657 shares of restricted Common Stock under the 1994 Plan for their service on the Board of Directors following their appointments in September 2001.

        In addition to the annual grants of shares, the Company’s non-employee directors are paid $8,000 per year plus $500 per board or committee meeting (plus $300 for any meeting date requiring out of town travel) and $250 for any substantive telephonic committee meeting. They are also eligible for reimbursement of travel and similar expenses.

        Mr. Ervin entered into an employment agreement with the Company in September 2001 which established annual compensation of $250,000 for an initial term of two years, plus all employee benefits generally available to employees of the Company. Mr. Ervin shall not participate in the bonus plans for executive officers until so designated by the Company’s Board of Directors or its Compensation Committee. Pursuant to the agreement, Mr. Ervin shall receive minimum aggregate bonus compensation of not less than $100,000 following one year of employment.

Comparative Stock Performance

        The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning June 30, 1997 and ending December 31, 2001, with the cumulative total return on the Nasdaq Stock Market(1) and the Company’s peer group(2) for the period beginning June 30, 1997 and ending December 31, 2001, assuming the investment of $100 in the Company’s Common Stock, the Nasdaq Stock Market and the Company’s peer group on June 30, 1997, and reinvestment of all dividends.

(1)	The Broad Market Index is the NASDAQ Market Index.
(2)	The Peer Group is made up of the following securities: AmeriCredit Corp., ONYX Acceptance Corporation., and WFS Financial Inc.

Certain Transactions with Related Persons

        Union Federal is a federally chartered stock savings bank operating through offices in Indiana, with total assets of approximately $2.7 billion at December 31, 2001. Jerry D. Von Deylen, former Chairman of the Board of Directors of the Company, has served as President of Union Federal since 1987 and was appointed Chairman of the Board in 1999. Donald A. Sherman, a director of the Company, serves as Vice Chairman of the Board. Union Federal is owned by WMC. Based in Fort Wayne, Indiana, WMC is one of the largest privately-owned mortgage banking companies in the United States. Donald A. Sherman is President, CEO, Chairman and a significant shareholder of WMC. Richard D. Waterfield and Jerry D. Von Deylen are also directors and shareholders of WMC.

        Certain Lease Arrangements. The Company’s principal offices are located at 250 North Shadeland Avenue, Indianapolis, Indiana (the “Office Building”). The Office Building is owned by Shadeland Properties, LP, which is controlled by Richard D. Waterfield and members of his family. The Company has a lease for the above-referenced property. The lease term is seven years and six months and commenced on November 1, 1995 (the “UAC Lease”). The UAC Lease was originally entered into with WMC. WMC assigned the Office Building and the UAC Lease to Shadeland Properties, LP during 1999. Under the UAC Lease, the Company is responsible for taxes, insurance and maintenance expenses and all other responsibilities relating to the Office Building, as if it were the owner of the Office Building during the term of the UAC Lease. The lease provides for a monthly rental payment of $75,943.

        The Company has entered into a sublease with Union Federal for 2,155 square feet of office space located at the Office Building. The sublease has a term of six years and nine months commencing on August 1, 1996, and provides for a monthly rental payment of $3,592. The Company remains responsible for all costs associated with the Office Building under the sublease.

        Ongoing Banking and Financial Services. Union Federal provides banking and related financial services to the Company and its subsidiaries on arm’s-length terms. The Company is one of Union Federal’s largest commercial customers. Such services include, without limitation, checking account services, lockbox services (including processing of checks and drafts drawn on the Company’s accounts), and wire transfer services. The cost to the Company of these services aggregated approximately $389,000 for the six months ended December 31, 2001. In order to comply with Federal thrift regulations, Union Federal provides such services on terms that are no less favorable to Union Federal than arm’s-length terms between independent parties.

        Union Federal and its affiliates continue to originate automobile loans directly with customers in the ordinary course of business. The Company services certain consumer loans for Union Federal and its affiliates for an annual fee equal to one percent of the principal balance of the loans serviced. The portfolio of Union Federal loans serviced by the Company consists of fixed and variable rate loans on mobile homes, boats and autos, which portfolio was approximately $259,000 at December 31, 2001.

PROPOSAL II – RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors proposes the ratification by the shareholders at the Annual Meeting the appointment of the accounting firm of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2002.

Audit Fees

        The aggregate fees billed for professional services rendered by Deloitte & Touche LLP (“Deloitte & Touche”) for the audit of the Company’s annual consolidated financial statements during six months ended December 31, 2001 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during the six months ended December 31, 2001 were $175,000.

Financial Information Systems Design and Implementation Fees

        Deloitte & Touche did not render any professional services to the Company as described in Rule 2-01(c)(4)(ii) of Regulation S-X during the six months ended December 31, 2001.

All Other Fees

        The aggregate fees billed for services rendered by Deloitte & Touche, other than the fees for audit services, during the six months ended December 31, 2001 were $82,000, which includes fees for audit-related services of $34,000.

        A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

        Ratification of the appointment of auditors requires that the votes cast (in person or by proxy) at the Annual Meeting, or at any adjournment thereof, in favor of ratification exceed those cast against. Abstentions and broker non-votes will have no effect on the outcome of the voting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.

SHAREHOLDER PROPOSALS

        Any proposal that a shareholder wishes to have presented at the next Annual Meeting of Shareholders to be held in May 2003 must be received at the main office of the Company for inclusion in the proxy statement no later than 120 days in advance of April 15, 2003. Any such proposal should be sent to the attention of the Secretary of the Company at 250 North Shadeland Avenue, Indianapolis, Indiana 46219.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) requires that the Company’s officers and directors and persons who own more than 10% of the Company’s common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of copies of such filings received by the Company, and certain representations of executive officers and directors respecting such matters, the Company believes that, for the six months ended December 31, 2001, the Company’s officers, directors and greater than 10% beneficial owners timely filed all required reports with the SEC pursuant to Section 16(a) of the 1934 Act.

OTHER MATTERS

        Abstentions, broker non-votes (i.e. where brokers or nominees indicate they have not received instructions from the beneficial owner or other person entitled to vote shares with respect to a particular matter) and votes withheld will be included in the calculation of the presence of a quorum.

        Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting proxies.

        The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

        Each shareholder is urged to execute the proxy promptly by signing, dating and returning the enclosed card by mail or by following the telephone or Internet voting instructions contained with the proxy card.

        Insofar as any of the information in this Proxy Statement may rest solely within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

By Order of the Board of Directors,

/s/ Michael G. Stout
Michael G. Stout,
Chairman and Chief Executive Officer
Indianapolis, Indiana
April 22, 2002